EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of February 21, 1997 by and between OutSource International, Inc., a Florida corporation ("Company~), and Paul M. Burrell ("Employee").

         WHEREAS, the Company, through its Board of Directors, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, as President and Chief Executive Officer of the Company upon the terms of and subject to this Agreement.

         2. TERM. The term ("Term") of this Agreement shall commence and this Agreement shall become effective on February 21, 1997 (the "Effective Date") and shall continue, for successive periods of one year each, until otherwise terminated by either party: (i) at any time in accordance with the terms hereof; or (ii) upon written notice delivered to the other party not less than ninety days prior to any annual anniversary of the Effective Date, which termination shall be effective as of such anniversary.

         3. DUTIES. During his employment hereunder, Employee will serve as the President and Chief Executive Officer of the Company. Employee shall have general and active charge of the business and affairs of the Company and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board of Directors of the Company. Employee shall report directly to the Board of Directors of the Company. Employee shall diligently perform such duties and shall devote his entire business skill, time and effort to his employment and his duties hereunder and shall not during the Term, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties. This shall not, however, preclude Employee from serving on boards of directors of other corporations.

         4. COMPENSATION.

              a. SALARY. During his employment hereunder, Employee shall be paid an initial base salary of $250,000 per year, payable in equal installments not less than monthly. The Employee's salary shall be reviewed at least annually by the Board of



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         Directors or any Committee of the Board delegated the authority to review executive compensation.

              b. BONUS. In addition to salary, Employee shall be entitled to participate in the Company's Stock Incentive Plan as adopted by the Board of Directors of the Company and effective December 22, 1995 (the "Stock Incentive Plan") and, in addition, to participate in a Management Bonus Program anticipated to be established by the Company with an initial targeted bonus for calendar year 1997 of $125,000 for Employee in a manner consistent with memoranda dated December 29, 1995 and November 21, 1996 from Paul M. Burrell to the Company's Board of Directors (hereafter the "Management Bonus Program").

              c. INSURANCE. During his employment hereunder, Employee shall be entitled to participate in such health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time.

              d. OTHER BENEFITS. During his employment hereunder, Employee shall be entitled to such other benefits, if any, that the Company may offer to other key executive employees of the Company from time to time.

              e. VACATION. Employee shall be entitled to four weeks vacation leave (in addition to Company holidays) in each calendar year during the Term, or such additional amount as may be set forth in the vacation policy that the Company shall establish from time to time. Except with respect to vacation time unused as the result of a request by the Company to postpone a vacation, any unused vacation from one calendar year shall not carry-over to any subsequent calendar year.

              f. EXPENSE REIMBURSEMENT. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

         5. GROUNDS FOR TERMINATION.

         The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall mean any of the following: (i) failure on the part of Employee to disclose to Company in writing on or before the date hereof Employee's breach of or default under any employment, non-compete, confidentiality or other agreement between Employee and any prior employer of Employee (including without limitation any breach or default that might result from Employee's entering into or performing his duties and obligations under this Agreement); (ii) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company;(iii) indictment of Employee for a felony involving moral turpitude,


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whether relating to his employment or otherwise; (iv) an act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company; (v) conduct on the part of Employee intended to injure the business of the Company;
(vi) Employee's addiction to any drug or chemical; (vii) Employee's insubordination unless resulting from Employee's refusal to do an illegal act; or (viii) a material failure of Employee to perform or observe the provisions of this Agreement (other than by reason of disability as defined herein). The existence of any of the foregoing events or conditions, except under clause
(iii), shall be determined by the Board of Directors (excluding the Employee) in the exercise of its reasonable judgment provided that if such occurrence relates to section (i), (vi) or (viii) above, it must persist more than (a) five (5) days after notice is given to Employee by personal delivery or (b) ten (10) days after a notice is given to Employee by any other means, each notice which details the occurrence. Notwithstanding the foregoing, if occurrence under sections (ii), (v), (vii) or (viii) cannot reasonably be remedied within the time periods set forth, the Board of Directors shall not exercise its right to terminate under this section if Employee begins to remedy the occurrence within the time period and continues actively and diligently in good faith to complete remedy such occurrence. As used herein "insubordination" means Employee failing to use his best efforts to comply with a written directive made by the Company's Board of Directors for any action or inaction not inconsistent with the duties set forth herein.

         In addition, Employee's employment shall be terminated upon a sale of all or substantially all of the assets of the Company, where the consideration consists of at least 80% payable in cash or marketable securities at closing. As used herein "marketable securities" shall mean any debt or equity security which is free from legal restrictions in transferability (including contractual restrictions and volume limitations under Rule 144 under the Securities Act of 1933, as amended) and which security is listed on a national securities exchange, quoted on the NASDAQ Stock Market, Inc. or traded in the over-the-counter-market.

         6. TERMINATION BY EMPLOYEE.

              Employee may terminate this Agreement with Good Reason. "Good Reason" means:

              a. Without Employee's express written consent, the assignment to Employee of duties inconsistent with Employee's positions with the Company as set forth in this Agreement (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 3; or

              b. The Company causes a material change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Employee's positions as described in Section 3;

              c. At any time the Employee is required, without his written consent, to relocate his office more than seventy-five miles from the location of the Company's current corporate headquarters;

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              d. The Company decreases the Employee's compensation below the levels provided for by the terms of Section 4a (taking into account increases in base compensation made from time to time in accordance with Section 4a) or the amounts available pursuant to the terms of the Management Bonus Program;

              e. A material breach of the provisions of this Agreement by the Company (except those set forth in Paragraph 4.a) and Employee provides at least 15 days' prior written notice to at least two members of the Company's Board of Directors (other than Employee) of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period);

              f. The failure of the Company to comply with the provisions of Paragraph 4.a for an uninterrupted 10-day period;

              g. The Company materially reduces the Employee's benefits under any employee benefit plan, program or arrangement of the Company (other than a change that affects all employees similarly situated) from the level in effect upon the Employee's commencement or participation; or

         7. PAYMENT AND OTHER PROVISIONS UPON TERMINATION.

              a. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5 then, on or before Employee's last day of employment with the Company, the provisions of this Paragraph 7.a shall apply. These same provisions shall apply if Employee terminates his employment without Good Reason as described in Paragraph 6.

              i. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS: The Company shall pay in a lump sum to Employee such amount of compensation due Employee for services rendered to the Company, as well as compensation for unused vacation time, as has accrued but remains unpaid. Such payment shall include ninety percent of the estimated, prorata portion of Employee's targeted bonus through the date of termination. The final calculation of Employee's bonus shall be made, and any remaining bonus amount due to Employee paid, within thirty days of the delivery to the Company of the audited financial statements for the fiscal year in which the termination occurs. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of termination.

              ii. NONCOMPETITION/NONSOLICITATION PERIOD. The provisions of Paragraph 14 shall continue to apply with respect to Employee for a period of six months following the date of termination. Upon Employee's resignation or termination of employment for any reason whatsoever, Employer shall have the right, at its sole discretion, to extend the period during which Employee shall be subject to the provisions of Section 14 of this Agreement for not longer than two

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              years after the date which is six months after the date of such resignation or termination. If Employer elects to so extend Employee's obligations under such Sections, Employer shall so notify Employee within 30 days after Employee's resignation or termination of employment specifying the term of the extension period. In consideration of Employee's agreement to continue to be subject to such provisions, Employer shall continue to pay Employee during the six month period commencing on the date Employee's employment terminates and during the extension period, if any, selected by Employer as provided for herein (collectively, the "Post-Employment Period"), one hundred percent (100%) of his normal periodic base salary payments in a manner consistent with the manner such payments were made immediately prior to such resignation or termination plus an amount equal to the prorata portion of Employee's estimated target bonus under the Management Bonus Program as in effect immediately prior to his date of termination.

              b. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause as provided in Paragraph 5 and other than as a consequence of Employee's death, disability, or normal retirement under the Company's retirement plans and practices, then the following provisions apply. These same provisions shall apply if Employee terminates his employment with Good Reason as described in Paragraph 6.

              i. SALARY AND BONUS PAYMENTS: On or before Employee's last day of employment with the Company, the Company shall pay to Employee as compensation for services rendered to the Company a cash amount equal to the sum of (x) twice the amount of Employee's annual base salary and (y) ninety percent of twice the estimated targeted bonus under the Management Bonus Program as in effect immediately prior to his date of termination. The final calculation of Employee's target bonus shall be made, and any remaining bonus amount due to Employee paid, in the manner set forth in Section 7.a.i. At the election of the Company, the cash amount referred to in this Paragraph 7.b.i may be paid to Employee in periodic installments in accordance with the regular salary payment practices of the Company, with the first such installment to be paid on or before Employee's last day of employment with the Company, and no interest shall be paid with respect to any amount not paid on the Employee's date of termination.

              ii. VESTING OF OPTIONS AND RIGHTS: Notwithstanding the vesting period provided for in the Stock Incentive Plan and any related stock option agreements between the Company and Employee for stock options ("options") and stock appreciation rights ("rights") granted Employee by the Company, all options and stock appreciation rights shall be immediately vested and exercisable upon termination of employment. In addition, Employee will have the right to exercise all options and rights for the shorter of
              (a) one year following his termination of

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              employment or (b) with respect to each option, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options.

              iii. BENEFIT PLAN COVERAGE: The Company shall maintain in full force and effect for Employee and his dependents for one year after the date of termination, all life, health, accident, and disability benefit plans and other similar employee benefit plans, programs and arrangements in which Employee or his dependents were entitled to participate immediately prior to the date of termination, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the general terms and provisions of such benefit plans, programs and arrangements. In the event that participation in any benefit plan, program or arrangement described above is barred, or any such benefit plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide Employee and his dependents for two years after the date of termination with benefits substantially similar to those that they were entitled to receive under such benefit plans, programs and arrangements immediately prior to the date of termination. If immediately prior to the date of termination the Company provided Employee with any club memberships, Employee will be entitled to continue such memberships at his sole expense. Notwithstanding any time period for continued benefits stated in this Paragraph 7.b.iii, all benefits in this Paragraph 7.b.iii will terminate on the date that Employee becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Employee was required to contribute amounts for the benefits described in this Paragraph 7.b.iii prior to his termination, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

              iv. [INTENTIONALLY OMITTED]

              v. SAVINGS AND OTHER PLANS: Except as otherwise more specifically provided herein or under the terms of the respective plans relating to termination of employment, Employee's active participation in any applicable savings, retirement, profit sharing or supplemental employee retirement plans or any deferred compensation or similar plan of the Company or any of its subsidiaries shall continue only through the last day of his employment. All other provisions, including any distribution and/or vested rights under such plans, shall be governed by the terms of those respective plans.

              vi. NONCOMPETITION/NONSOLICITATION PERIOD. The provisions of Paragraphs 14 and 15 shall continue, beyond the time periods set forth in such paragraphs, to apply with respect to Employee for the shorter of (x) six months following the date of termination subject to extension as set forth in Paragraph 7.a.ii. or (y) until such time as the Company has failed to comply with the provisions of Paragraph 7.b.i for an uninterrupted 10-day period and such failure

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              is not cured within 5 days after written notice of such failure is delivered to at least two directors of the Company (other than Employee).

              c. The provisions of this Paragraph 7 shall apply if Employee's employment is terminated prior to or more than three years after the occurrence of a Change of Control (as defined in Paragraph 8.c). From the occurrence of any Change of Control until the third anniversary of such Change of Control, the provisions of Paragraph 8 shall apply in place of this Paragraph 7, EXCEPT THAT in the event that Employee's employment is terminated by Employee after a Change of Control without Good Reason or by the Company for Cause, then the provisions of Paragraph 7 shall not apply and the provisions of Paragraph 7.a shall apply. Termination upon death, disability and retirement are covered by Paragraphs 9, 10, and 11, respectively.

         8. PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

              a. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS: In the event Employee's employment with the Company is terminated within three years following the occurrence of a Change of Control (other than as a consequence of his death or disability, or of his normal retirement under the Company's retirement plans and practices) either (x) by the Company without "Cause" or (y) by Employee with Good Reason as provided in Paragraph 6, then Employee shall be entitled to receive from the Company, the following:

              i. BASE SALARY. Employee's annual base salary as in effect at the date of termination, multiplied by two, shall be paid on the date of termination;

              ii. TARGET BONUS. Ninety percent of the amount of the Employee's target bonus under the Management Bonus Program for the fiscal year in which the date of termination occurs, multiplied by two, shall be paid on the date of a termination; the final calculation of Employee's target bonus shall be made, and any remaining bonus amount due to Employee paid, in the manner set forth in Section 7.a.i.; and

              iii. [INTENTIONALLY OMITTED]

              iv. OTHER BENEFITS. All benefits under Paragraphs 7.b.ii, 7.b.iii, and 7.b.v shall be extended to Employee as described in such paragraphs, except that the period for exercise of options and rights described in the last sentence of Paragraph 7.b.ii shall be three years.

              b. NONCOMPETITION/NONSOLICITATION PERIOD. In the event of a termination under Paragraph 8.a within one year after a Change of Control the provisions of Paragraphs 14 shall continue to apply as stated in paragraph 7.b.vi.

              For purposes of this Agreement, the term "Change of Control" shall mean:

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              i. The acquisition, other than from the Company, by any
              individual, entity or group (within the meaning of _ 13(d)(3) or _ 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (any of the foregoing described in this Paragraph 8.c.i hereafter a "Person") of 15% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or
              (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), PROVIDED. HOWEVER, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13a-l(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 15% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

              ii. Following a public offering individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that (a) the Board uses best efforts to fill any vacancies; (b) any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act) and
              (c) no effect shall be given to any changes in the Board composition due to the rights granted to Triumph Capital Group, Inc. and Bachow & Associates, Inc. (or their affiliates or transferees) in connection with their investments in Company; or

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              iii. Approval by the shareholders of the Company of a
              reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination; or

              iv. (a) a complete liquidation or dissolution of the Company or
              (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

         9. TERMINATION BY REASON OF DEATH. If Employee shall die while employed by the Company both prior to termination of employment and during the effective term of this Agreement, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid and a prorated amount of the targeted bonus under the Company's Management Bonus Program through the month in which his death occurs. The calculation of Employee's target bonus shall be made, and any bonus amount due to Employee paid, in the manner set forth in Section 7.a.i. All benefits under Paragraphs 7.b.ii, 7.b.iii and 7.b.v shall be extended to Employee's estate as described in such paragraphs. In addition, Employee's eligible dependents shall receive continued benefit plan coverage under Paragraph 7.b.iii for six months from the date of Employee's death.

         10. TERMINATION BY DISABILITY. Employee's employment hereunder may be terminated by the Company for disability. In such event, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid as of thirtieth (30th) day after such notice is given EXCEPT that all benefits under Paragraphs 7.b.ii, 7.b.iii, and 7.b.v shall be extended to Employee as described in such paragraphs, PROVIDED, HOWEVER, that, with respect to Paragraph 7.b.iii, the period for continued benefit plan coverage shall be limited to six months from the date of termination. In addition, the noncompetition and nonsolicitation provisions of Paragraphs 14 and 15 shall continue to apply to Employee for a period of six months from the date of termination. For purposes of this Agreement, "disability" is defined to mean that either:

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              a. As a result of Employee's incapacity due to physical or mental illness (1) Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for three consecutive months or 120 days in any 180 day period and (2) Within thirty days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer of the Company on a full-time basis; or

              b. Employee is deemed disabled for purposes of any disability policy, group or individual, paid for by Company and at the time in effect, or if no such policy is then in effect, by Company's Board of Directors in the exercise of its reasonable judgment.

         11. RETIREMENT. It is expected that the Compensation Committee of the Company's Board of Directors will develop a benefit plan for retirement. It is expected that Employee's rights upon retirement will be specifically described in such retirement benefit plan. If retirement benefits for Employee are not specifically described in such plan, the Company shall provide Employee upon retirement benefits no lesser than the highest level of benefits accorded any other retiring executive officer during the five-year period immediately preceding Employee's retirement.

         12. INDEMNIFICATION. If litigation shall be brought to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney's fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing NationsBank of Florida, N.A. base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

         13. PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay Employee the compensation and to make the arrangements provided herein shall not be affected by any duty to mitigate. The amount shall not be reduced by reason of Employee's securing other employment or for any other reason. All amounts payable by the Company hereunder shall be paid without notice or demand, and in no event later than seven business days after such payments become due. Except as expressly provided herein, the Company waives all rights that it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Employee or from whomsoever may be entitled thereto, for any reason whatsoever. The Company may withhold for income tax purposes any amounts required to be withheld under applicable tax statutes and regulations.

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         14. NONCOMPETITION AND NONSOLICITATION.

              a. The nature of the system and methods employed in the Company's business is such that Employee will be placed in a close business and personal relationship with the customers of the Company and be privy to confidential customer usage and rate information. Accordingly, at all times during the term of this Agreement and for a period of one (1) year immediately following the termination of Employee's employment hereunder for any reason whatsoever, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 14, so long as the Company continues to carry on the same business, Employee shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

              i. Call upon, divert, influence or solicit or attempt to call upon, divert, influence or solicit any customer or customers of the Company;

              ii. Divulge the names and addresses or any information concerning any customer of the Company;

              iii. Disclose any information or knowledge relating to the Company, including but not limited to, the Company's system or method of conducting business to any person, persons, f~rms, corporations or other entities unaffiliated with the Company, for any reason or purpose whatsoever;

              iv. Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar or related line of business as that carried on by the Company within the United States.

              b. The time period covered by the covenants contained in this Paragraph 14 shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant.

              c. The covenants set forth in this Paragraph 14 shall be construed as an agreement independent of any other provision in this Agreement and existence of any potential or alleged claim or cause of action of Employee against the Company, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein. An alleged or actual breach of the Agreement by the Company shall not be a defense to enforcement of the provisions of this Paragraph 14.

              d. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions are reasonable given the international nature of the Company's business. In the event that these geographical or temporal restrictions are

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         judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

         15. CONFIDENTIALITY:

              a. NONDISCLOSURE. Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

              b. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

              c. BOOKS AND RECORDS. All books, records and accounts whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee's employment hereunder or upon the Company's request at any time.

         16. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Employee acknowledges that a breach of any of the provisions of Paragraphs 14, 15 or 16 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that, except as otherwise provided in Paragraph 13 hereof, the Company may set off

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



against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 14, 15 or 16 hereof.

         17. SEVERABILITY: Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         18. SUCCESSORS: This Agreement shall be binding upon Employee and inure to his and his estate's benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by:
Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the
Company.

         19. CONTROLLING LAW: This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

         20. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

To the Company:          OutSource International, Inc.
                         1144 East Newport Center Drive
                         Deerfield Beach, Florida 33442
                         Attention: _______________________

To Employee:             Paul M. Burrell
                         5200 Godfrey Road
                         Coral Springs, Florida 33067

         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

         22. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

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



         23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

         24. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee's termination, the rights and duties set forth in this Agreement shall control.

         25. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 7.b provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment for Good Reason. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee's death, disability or normal retirement) or if Employee terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 7.b shall constitute the sole and exclusive remedies of Employee. This Paragraph 26 shall have no effect upon the provisions of Paragraph 8 of this Agreement.

         IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

                                        COMPANY:

                                        OUTSOURCE INTERNATIONAL, INC.

                                        By:  /s/ ROBERT A. LEFCORT
                                           --------------------------------
                                           Robert a. Lefcort
                                           Executive Vice President


                                       EMPLOYEE:


                                       /s/ PAUL M. BURRELL
                                       ------------------------------------
                                       Paul M. Burrell




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